Exhibit 5

                          [MAXXAM Inc. Letterhead]


                               July 7, 1994



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (the "Registration Statement") filed by MAXXAM Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission relating to the issuance, if any, of 2,000,000 shares of the Company's Common Stock, par value $.50 per share (the "Common Stock"), and 1,000,000 shares of Class A $.05 Non-Cumulative Participating Convertible Preferred Stock (the "Preferred Stock"), pursuant to the MAXXAM 1994 Omnibus Employee Incentive Plan, and 35,000 shares of Common Stock pursuant to the MAXXAM 1994 Non-Employee Director Plan.

In connection therewith, I have reviewed copies of the Restated Certificate of Incorporation, Certificates of Designation and By-Laws of the Company, the Registration Statement and such documents and records of the Company as I have deemed necessary to enable me to express an opinion on the matters covered hereby, and I have also examined and relied upon representations, statements or certificates of public officials and officers and representatives of the Company. Based on the foregoing, I am of the opinion that the shares of Common Stock and Preferred Stock of the Company to be issued pursuant to the MAXXAM 1994 Omnibus Employee Incentive Plan and the MAXXAM 1994 Non-Employee Director Plan will be, when issued in compliance with such plans, legally issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an Exhibit to the Registra-tion Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

I am delivering this opinion to the Company and no person other than the Company may rely upon it.


                                   Very truly yours,

                                   BYRON L. WADE
                                   Byron L. Wade
                                   Vice President, Secretary
                                     and Deputy General Counsel